QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT A-4

RECENT DEVELOPMENTS

Applicable to SCANA Corporation:

        In March 2005 SCANA issued $100 million in senior unsecured floating rate medium-term notes maturing in March 2008. The interest rate on the floating rate notes is reset quarterly based on three-month LIBOR plus 15 basis points. The proceeds from the sale together with available cash were used for the redemption on April 1, 2005 of floating rate medium-term notes due to mature in November 2006.

        In March 2005 SCE&G issued $100 million First Mortgage Bonds having an annual interest rate of 5.25% and maturing March 1, 2035. The proceeds from the sale of these bonds were used for the redemption on April 1, 2005 (prior to maturity) of our First Mortgage Bonds, 7.625% Series due April 1, 2025.

        On April 6, 2005, the SCPSC approved the SCE&G's request to increase the cost of fuel component of its rate from $.01764 per KWH to $.02256 per KWH to become effective in May 2005.

Applicable to South Carolina Electric & Gas Company:

        In March 2005 SCE&G issued $100 million First Mortgage Bonds having an annual interest rate of 5.25% and maturing March 1, 2035. The proceeds from the sale of these bonds were used for the redemption on April 1, 2005 (prior to maturity) of our First Mortgage Bonds, 7.625% Series due April 1, 2025.

        On April 6, 2005, the SCPSC approved the SCE&G's request to increase the cost of fuel component of its rate from $.01764 per KWH to $.02256 per KWH to become effective in May 2005.

QuickLinks

  EXHIBIT A-4
RECENT DEVELOPMENTS